Exhibit 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma  74119 · (918) 513-4570 · Fax: (918) 513-4571

www.laredopetro.com

LAREDO PETROLEUM ANNOUNCES $1 BILLION BORROWING BASE FOR CREDIT FACILITY

TULSA, OK — May 30, 2013 — Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or the “Company”) today announced that the Company’s senior secured credit facility has been amended to increase the borrowing base to $1 billion from $825 million. Following closing of the Company’s previously announced divestment of its Anadarko Basin assets, expected during the third quarter of 2013, the borrowing base will be automatically reduced to $825 million. The senior secured credit facility matures July 1, 2016 and has capacity of $2.0 billion. Wells Fargo Bank, N.A. serves as administrative agent for the credit facility which includes 18 banks. As of May 29, 2013, the outstanding balance under the Company’s senior secured credit facility was $375 million.

About Laredo

Laredo Petroleum Holdings, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian and Mid-Continent regions of the United States.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Our expectations regarding our business outlook and business plans, including the potential divestiture of any assets, oil and natural gas markets, cost and availability of resources, legal and regulatory conditions and other matters are our forecasts regarding these matters.

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Contacts:

Rick Buterbaugh:  (918) 858-5151 — RButerbaugh@laredopetro.com

Branden Kennedy:  (918) 858-5015 — BKennedy@laredopetro.com

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